Exhibit 99.1

    PRESS RELEASE

For Release:	Immediate

Contact:	Scott Monette
314/877-7113

RALCORP HOLDINGS ANNOUNCES RESULTS
FOR THE THIRD QUARTER OF FISCAL 2005

St. Louis, MO, July 27, 2005… Ralcorp Holdings, Inc. (NYSE:RAH) today reported net sales for the three months ended June 30, 2005 of $406.5 million, up 5 percent from $386.3 million for the three months ended June 30, 2004. Earnings before equity earnings were $15.6 million for this year’s third fiscal quarter compared to $15.7 million for the same quarter last year. Third quarter net earnings were $24.0 million in fiscal 2005 compared to $24.6 million for fiscal 2004. Diluted earnings per share were $.79 for the quarter, down $.03 from a year ago.

For the nine-month periods ended June 30, 2005 and 2004, net sales were $1,233.2 million and $1,132.2 million, respectively, an increase of $101.0 million, or 9 percent. Earnings before equity earnings improved to $49.4 million from $47.5 million last year. Net earnings for the current year’s first nine months were $58.5 million, or $1.92 per diluted share, compared to prior year nine-month net earnings of $52.6 million, or $1.76 per diluted share.

Nearly half of the increase in year-to-date net sales is attributable to the timing of business acquisitions. Results for the first nine months of fiscal 2005 included a full nine months of results from the Concept 2 Bakers (C2B) business, acquired on February 27, 2004, and a full nine months of results from the Bakery Chef business, acquired on December 3, 2003. The corresponding period of fiscal 2004 included results of those businesses subsequent to their respective acquisition dates. Both Bakery Chef and C2B are reported in the Frozen Bakery Products segment. The Medallion Foods business (a producer of value brand and private label corn-based snack products including tortilla chips, corn chips and extruded corn products), acquired June 22, 2005, contributed about $1 million to Ralcorp’s net sales through June 30. Medallion is reported as part of Ralston Foods in the Cereals, Crackers & Cookies segment.

Net Sales by Segment	Three Months Ended		Nine Months Ended
(in millions)	June 30,		June 30,
	2005	2004	2005	2004
Ralston Foods	$91.7	$83.7	$278.0	$252.4
Bremner	79.8	77.2	244.0	230.5
Cereals, Crackers & Cookies	171.5	160.9	522.0	482.9
Dressings, Syrups, Jellies & Sauces	98.7	97.6	289.2	292.7
Snack Nuts & Candy	55.7	50.1	174.8	166.8
Frozen Bakery Products	80.6	77.7	247.2	189.8
Total Net Sales	$406.5	$386.3	$1,233.2	$1,132.2

Profit Contribution by Segment	Three Months Ended		Nine Months Ended
(in millions)	June 30,		June 30,
	2005	2004	2005	2004
Cereals, Crackers & Cookies	$16.7	$15.0	$50.6	$51.4
Dressings, Syrups, Jellies & Sauces	4.1	3.6	10.2	10.6
Snack Nuts & Candy	5.4	5.0	15.3	13.7
Frozen Bakery Products	11.7	10.6	35.9	23.8
Total Segment Profit Contribution	37.9	34.2	112.0	99.5
Interest expense, net	(4.0)	(3.7)	(12.0)	(9.2)
Restructuring charges	(1.5)	(.4)	(1.6)	(1.0)
Accelerated depreciation	(1.0)	(.5)	(1.2)	(.8)
Litigation settlement income, net	1.7	.1	1.7	.9
Systems upgrades and conversions	(1.9)	(1.2)	(5.6)	(3.7)
Other unallocated corporate expenses	(6.6)	(3.8)	(15.5)	(10.9)
Earnings before Income Taxes
and Equity Earnings	$24.6	$24.7	$77.8	$74.8

Cereals, Crackers & Cookies

Third quarter net sales for the Cereals, Crackers & Cookies segment increased $10.6 million from last year, with the Ralston Foods cereal division up $8.0 million and the Bremner cracker and cookie division up $2.6 million. While Ralcorp recorded about $1 million of sales from Medallion since the June 22 acquisition, the growth at Ralston Foods came primarily from a 13 percent increase in sales volume of ready-to-eat cereal, largely driven by expanded product offerings with existing customers. Hot cereal sales volume was up nearly 5 percent from a year ago. The effects of growth in these areas were partially offset by volume from co-manufacturing arrangements coming in at roughly half the levels experienced in the third quarter of the prior year. While this drop was expected, its impact significantly counteracted strong results from Ralston Foods’ key base business. Lastly, selling prices were generally stable when comparing fiscal quarters. At Bremner, net sales rose as a result of improved pricing on some products and favorable product mix. Total sales volume was flat compared with last year’s third quarter, but a reduction in lower-priced saltines was offset by an increase in relatively higher-priced specialty crackers. Excluding co-manufacturing, total cracker sales volume grew 2 percent, and total cookie volume was up 3 percent. Bremner’s sales volume from co-manufacturing arrangements was about 20 percent lower than in last year’s third quarter.

Through the first nine months of fiscal 2005, net sales for the segment were up slightly more than 8 percent from a year ago, with Ralston Foods and Bremner contributing increases of $25.6 million and $13.5 million, respectively. Ready-to-eat cereal sales volume was up 15 percent for the first nine months of the year. Bremner’s cracker and cookie volumes were up 4 percent and 16 percent, respectively, for the nine-month period (again excluding co-manufacturing). Bremner comparisons were affected by incremental sales to former customers of Bake-Line Group, LLC, which ceased operations during the second quarter of last year. As in the third quarter, nine-month net sales from crackers benefited from a shift from saltines to specialty crackers. Bremner’s sales volume under co-manufacturing arrangements was 18 percent lower than last year and Ralston Foods co-manufacturing volume was down almost 40 percent. Management expects continued softness in co-manufacturing at both Ralston Foods and Bremner in the fourth quarter.

Compared to the prior year, the segment’s profit contribution was $1.7 million (11 percent) higher for the third quarter but $.8 million (2 percent) lower for the first nine months. The primary driver of the third quarter improvement was the increase in net sales. The decline in volume under co-manufacturing agreements reduced segment profit by approximately $1.5 million and $6.3 million for the quarter and nine months, respectively. In addition, profit was reduced by higher freight costs (up approximately $2.4 million for the third quarter and $8.5 million through nine months), raw materials costs (up about $1.9 million for the third quarter and $6.6 million through nine months, especially packaging, raisins, corn, tree nuts, wheat, and rice), and packaging redesign costs related to the new trans fat labeling requirements (up $1.5 million through nine months).

Dressings, Syrups, Jellies & Sauces

In the Dressings, Syrups, Jellies & Sauces segment, also known as Carriage House, net sales for the three months ended June 30, 2005 were up $1.1 million (1 percent) from last year’s third quarter. Sales volume increased nearly 2 percent and higher pricing added about $.5 million, but those positive factors were partially offset by a $.9 million unfavorable product mix variance. The volume improvement is net of a 12 percent decline related to the loss of pourable salad dressing sales to a major customer. For the first nine months of the year, net sales dollars were down 1 percent, or $3.5 million, as gains of nearly $3.5 million from higher pricing were more than offset by the impact of a 2 percent volume decline and an additional $.5 million decline due to unfavorable mix.

The segment’s third quarter profit contribution was $.5 million higher in fiscal 2005 than in fiscal 2004. Profits were helped by savings derived from previously initiated cost reduction projects (including over $.5 million in reduced employee compensation costs), savings from the Kansas City plant closure ($.7 million), reduced process improvement consulting fees ($.4 million), and selling price increases. In addition, workers’ compensation expense was $1.5 million lower as a result of a favorable adjustment to the actuarially determined liability due to improved safety performance, fewer employees, and other trends. Most of these benefits were offset by increased costs. Freight costs, packaging costs (especially petroleum-based plastic containers), and ingredient costs (especially fruits, sweeteners, and peanuts) were higher by $1.1 million, $1.9 million, and $.4 million, respectively. The segment’s nine-month profit contribution was $.4 million lower than last year as the noted net sales decline and key cost component increases -- freight ($3.7 million), packaging ($4.1 million), and ingredients ($1.5 million) -- were offset by certain favorable cost items. These favorable items include improved production costs ($1.3 million), savings from the

Kansas City plant shutdown ($2.2 million), the previously mentioned lower workers’ compensation expense, and the continued benefits of cost reduction projects that have improved the segment’s SG&A cost structure.

Snack Nuts & Candy

Third quarter net sales for the Snack Nuts & Candy segment, also known as Nutcracker Brands, were $5.6 million (11 percent) higher than last year. Despite a sales volume decline of about 4 percent, net sales grew as a result of improved pricing, which had lagged commodity cost increases last year, and sales mix. Through nine months, the segment’s net sales were up $8.0 million (5 percent) as a 7 percent decrease in volume was more than offset by improved pricing on several items.

The segment’s third quarter and nine-month profit contribution improved $.4 million and $1.6 million, respectively, from last year as price increases have begun to catch up with cost increases. Commodity costs were unfavorable by $4.0 million and $11.2 million for the three and nine-month periods ended June 30, 2005, respectively, as worldwide demand for tree nuts exceeds supply. Additionally in the nine-month profit comparison, a volume surge and the implementation of new information systems resulted in temporary production inefficiencies and higher inventory storage costs in the first quarter of fiscal 2004.

Frozen Bakery Products

Net sales for the Frozen Bakery Products segment grew to $80.6 million for the quarter ended June 30, 2005, from $77.7 million for the quarter ended June 30, 2004. This 4 percent growth came primarily from volume gains in the foodservice and in-store bakery (ISB) channels, with additional net sales improvements from favorable ISB pricing and product mix, slightly offset by soft volume and unfavorable pricing in retail griddle products. For the first nine months of fiscal 2005, the segment’s net sales increased $57.4 million compared to fiscal 2004. About $31 million of the increase was the result of an additional two months of results from Bakery Chef, acquired December 3, 2003. Another $16 million is attributable to the additional five months of sales from C2B, acquired February 27, 2004. The remaining nine-month increase was primarily driven by the same factors that impacted the third quarter: stronger foodservice and ISB volume, favorable pricing and product mix, slightly offset by lower retail griddle products sales volume.

Frozen Bakery Products profit contribution for the third quarter improved $1.1 million (10 percent) from a year ago. The increase was due to $.9 million of favorable ingredient costs, the benefit of favorable ISB pricing and product mix, profit from incremental foodservice sales, and improved manufacturing efficiencies, partially offset by higher freight costs ($.4 million) and total manufacturing costs. Through nine months, the segment’s profit contribution was $35.9 million in fiscal 2005, compared to $23.8 million in fiscal 2004. About $7 million of the increase was due to the timing of acquisitions. In addition to the factors described above, nine-month profit benefited from favorable volume, improved manufacturing efficiencies (particularly due to the ISB plant consolidation), pricing, and product mix in the foodservice and ISB channels ($5.1 million), as well as lower ingredient costs overall (approximately $2.0 million). Those benefits were partially offset by higher incentive compensation ($1.0 million) and freight costs (approximately $1.0 million), and $.5 million of additional intangible asset amortization expense.

Interest Expense

Interest expense was $4.0 million and $3.7 million for the three months ended June 30, 2005 and 2004, respectively. For the first nine months of the year, interest expense was $12.0 million in fiscal 2005 and $9.2 million in fiscal 2004. These changes were the result of both higher rates on the Company’s floating rate debt (which have doubled since last year) and the timing of a few significant borrowings and repayments.

For the third quarter and first nine months of fiscal 2005, the weighted average interest rate on all of the Company’s outstanding debt was 4.6 percent and 4.4 percent, respectively, compared to 3.6 percent and 3.3 percent a year ago. For fiscal 2005, these weighted average rates include the effect of an interest rate swap contract designated as a hedge of the interest payments on Ralcorp’s Floating Rate Senior Notes, effectively fixing the rate on those Notes at 4.76 percent from December 2004 through December 2009.

Significant changes in outstanding debt affecting the comparisons of third quarter and nine-month interest expense in fiscal 2005 and 2004 include $270 million of additional borrowings to fund the Bakery Chef acquisition in December 2003, $50 million of Floating Rate Senior Notes repaid in November 2004, and $47 million of borrowings under committed and uncommitted lines of credit to fund a portion of the Medallion acquisition in June 2005. The remainder of the acquisition cost (which totaled about $100 million) was funded with cash and increased utilization of the accounts receivable securitization program.

The Company has an agreement which gives it the ability to sell up to $66 million of certain of its trade accounts receivable on an ongoing basis through fiscal 2005. Discounts related to this agreement totaled $.6 million and $.3 million in the first nine months of fiscal 2005 and 2004, respectively, and are included in the consolidated statement of earnings in selling, general and administrative expenses.

Equity Interest in Vail Resorts, Inc.

Ralcorp continues to hold an approximate 21 percent equity ownership interest in Vail Resorts, Inc. (NYSE:MTN) Vail Resorts operates on a fiscal year ending July 31; therefore, Ralcorp reports its portion of Vail Resorts’ operating results on a two-month time lag. Vail Resorts’ operations are highly seasonal, typically yielding income for the second and third fiscal quarters and losses for the first and fourth fiscal quarters. However, in the second quarter of fiscal 2004, Vail Resorts recorded a charge related to debt refinancing, resulting in a reported net loss. For the third quarter ended June 30, 2005, Ralcorp’s investment in Vail Resorts resulted in non-cash pre-tax earnings of $12.9 million ($8.4 million after taxes), compared to $13.8 million ($8.9 million after taxes) for last year’s third quarter - a decrease of $.02 per diluted share. Through nine months, Ralcorp recorded after-tax equity earnings of $9.1 million for fiscal 2005 and $5.1 million for fiscal 2004 - an increase of $.13 per diluted share.

Additional Information

See the attached schedules for additional information regarding the Company’s results and financial position. In addition to the results of operations discussed above, the following items should be considered when evaluating current and prior year results.

Restructuring charges included (in millions):

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
City of Industry	$.3	$-	$.3	$-
Kansas City	.7	.2	.8	.2
ISB (Kent)	.5	.2	.5	.8
	$1.5	$.4	$1.6	$1.0

City of Industry: In the third quarter of fiscal 2005, Ralcorp announced plans to close its plant in City of Industry, CA, and transfer production to other Carriage House facilities. This project, which will include the termination of 65 employees, is expected to be substantially complete by the end of the fourth quarter. The Company recorded $.2 million of employee termination benefits in the third quarter, along with $.1 million of other related charges. Fourth quarter charges are expected to total approximately $1.0 million.

Kansas City: In the third quarter of fiscal 2004, the Company announced plans to close its plant in Kansas City, KS, and transfer production to other Carriage House facilities by the end of fiscal 2004. At the end of the third quarter of fiscal 2005, a buyer was found for the Kansas city property and the carrying amount was written down to the amount of the net proceeds expected to be received in the fourth quarter, resulting in a loss of $.6 million. No significant future charges are expected for this project.

ISB (Kent): In the second quarter of fiscal 2003, Ralcorp announced plans to close its ISB facility in Kent, WA, and transfer production from that facility and two other ISB facilities to a new ISB plant located in Utah. This project was completed in fiscal 2004. Restructuring costs included $1.2 million of operating lease termination costs recorded as a liability when the facility was vacated in 2003 and an adjustment of $.2 million in 2004. The liability represented the present value of the remaining lease rentals (July 2003 through February 2007), reduced by estimated sublease rentals that could be reasonably obtained for the property. Ralcorp has been unable to sublease a portion of the property and, during the third quarter of fiscal 2005, significantly reduced its estimate of future sublease rentals, resulting in an additional charge of $.5 million. As of June 30, 2005, current and noncurrent liabilities included $.5 million and $.3 million, respectively, related to the remaining net lease obligation.

In March 2005, Bremner management developed a plan to retire equipment composing one of its production lines by March 2006. Based on the shortened expected useful life of that equipment, depreciation has been accelerated by about $.2 million per month beginning in March 2005. Beginning in June 2005 and ending in September, accelerated depreciation of nearly $.4 million per month is being recorded on certain City of Industry equipment that will not be transferred to other Ralcorp facilities. The extra depreciation is included in cost of products sold in the consolidated statement of earnings but excluded from the calculation of segment profit contribution. In fiscal 2004, accelerated depreciation charges related to the Kansas City and ISB restructuring projects.

In the third quarter of fiscal 2005, Ralcorp recorded $1.7 million income received in settlement of certain claims related to antitrust litigation. Litigation settlement income was $.1 million and $.9 million in the three and nine months ended June 30, 2004, respectively.

Large-scale information systems upgrades and conversions resulted in incremental expenses of $1.9 million and $1.2 million in the third quarter of fiscal 2005 and 2004, respectively, for a total of $5.6 million and $3.7 million for the first nine months of each year. These expenses are not allocated to the operating segments and are included in selling, general and administrative expenses in the consolidated statement of earnings. The projects began during fiscal 2003 and are expected to continue through fiscal 2006. The Bremner division implemented the new systems at the beginning of July 2005. Bremner has experienced some customer service issues related to the implementation, but the Company expects that the total impact on the fourth quarter results of operations will not be material.

Other unallocated corporate expenses increased $2.8 million for the third quarter and $4.6 million for the nine-month period. The fiscal 2005 third quarter includes approximately $1.7 million of due diligence expenses related to a potential business acquisition, which has been terminated. Other increases were primarily due to higher systems costs and amortization during the conversion period, incremental audit fees and other compliance costs related to the Sarbanes-Oxley Act, and the timing of certain expenses. These higher costs were partially offset by mark-to-market adjustments on deferred compensation liabilities which resulted in a year-over-year decrease in expense of $1.0 million for the quarter and $.1 million for the first nine months.

It is important to note that operating results for any quarter are not necessarily indicative of the results for any other quarter or for the full year. Certain aspects of the Company’s operations, especially in the Snack Nuts & Candy segment, are somewhat seasonal with a higher percentage of sales and profits expected to be recorded in the first and fourth fiscal quarters. In addition, although the costs of energy, freight and several commodities increased significantly from prior year costs, some of the effects have been mitigated through hedging and forward purchase contracts as well as volume and selling price increases. If these costs remain at elevated levels as expected, some of these mitigating factors will become less effective when favorable hedging contracts expire or if sales volume growth slows, resulting in lower profit margins for the remainder of fiscal 2005.

Ralcorp produces a variety of store brand foods that are sold under the individual labels of various grocery, mass merchandise and drug store retailers, and frozen bakery products that are sold to restaurant and food service customers. Ralcorp’s diversified product mix includes: ready-to-eat and hot cereals; snack mixes, corn-based chips and extruded corn snack products; crackers and cookies; snack nuts; chocolate candy; salad dressings; mayonnaise; peanut butter; jams and jellies; syrups; sauces; frozen griddle products including pancakes, waffles, and French toast; frozen biscuits; and other frozen pre-baked products such as breads and muffins. In addition, Ralcorp holds an interest of approximately 21 percent in Vail Resorts, Inc., the leading mountain resort operator in the United States.

NOTE: Information in this press release that includes information other than historical data contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements are sometimes identified by their use of terms and phrases such as "should," "will," "can," "believes," "could," "likely," "anticipates," "intends," "plans," "expects," or similar expressions. Any such forward-looking statements are made based on information currently known and are subject to various risks and uncertainties and are therefore qualified by the Company's cautionary statements contained in its filings with the Securities and Exchange Commission.

RALCORP HOLDINGS, INC.
CONSOLIDATED STATEMENT OF EARNINGS
(In millions except per share data)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2005	2004	2005	2004

Net Sales	$406.5	$386.3	$1,233.2	$1,132.2
Cost of products sold	(326.1)	(305.6)	(987.1)	(900.6)
Gross Profit	80.4	80.7	246.1	231.6
Selling, general and administrative expenses	(52.0)	(52.0)	(156.4)	(147.5)
Interest expense, net	(4.0)	(3.7)	(12.0)	(9.2)
Restructuring charges	(1.5)	(.4)	(1.6)	(1.0)
Litigation settlement income	1.7	.1	1.7	.9
Earnings before Income Taxes
and Equity Earnings	24.6	24.7	77.8	74.8
Income taxes	(9.0)	(9.0)	(28.4)	(27.3)
Earnings before Equity Earnings	15.6	15.7	49.4	47.5
Equity in earnings of Vail Resorts, Inc.,
net of related deferred income taxes	8.4	8.9	9.1	5.1
Net Earnings	$24.0	$24.6	$58.5	$52.6

Earnings per Share
Basic	$.81	$.84	$1.98	$1.80
Diluted	$.79	$.82	$1.92	$1.76

Weighted Average Shares Outstanding
Basic	29.6	29.2	29.5	29.1
Diluted	30.4	30.0	30.4	29.8

RALCORP HOLDINGS, INC.
DEPRECIATION AND AMORTIZATION BY SEGMENT
(In millions)

	Three Months Ended		Nine Months Ended
	June 30,		June 30,
	2005	2004	2005	2004

Cereals, Crackers & Cookies	$6.0	$5.1	$17.3	$15.9
Dressings, Syrups, Jellies & Sauces	2.2	2.3	6.5	6.6
Snack Nuts & Candy	.7	.6	2.0	1.8
Frozen Bakery Products	3.7	4.0	11.2	8.1
Corporate	2.1	.7	3.3	1.9
Total	$14.7	$12.7	$40.3	$34.3

                                                  RALCORP HOLDINGS, INC.
                            CONDENSED CONSOLIDATED BALANCE SHEET
                                                                 (In millions)

	June 30,	Sep. 30,
	2005	2004

Current Assets	$244.5	$330.3
Noncurrent Assets	1,007.7	891.3
Total Assets	$1,252.2	$1,221.6

Current Liabilities	$157.0	$199.3
Long-term Debt	422.7	425.7
Other Noncurrent Liabilities	162.0	152.4
Shareholders' Equity	510.5	444.2
Total Liabilities and Shareholders' Equity	$1,252.2	$1,221.6